Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement on Form F-3 (No. 333-231964) of Platinum Group Metals Ltd. of our report dated November 24, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, British Columbia, Canada
November 24, 2021